CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET ELECTS VIKKI PACHERA OF HP TO BOARD OF DIRECTORS

     SIOUX FALLS, SD, March 24, 2005 — LodgeNet Entertainment Corporation (NASDAQ:LNET) announced today that Vikki Pachera has been elected to its board of directors. LodgeNet is one of the world’s largest providers of interactive television and broadband solutions to hotels.

     Pachera is vice president of Global Alliances and Business Development at HP, a multi-billion dollar technology solutions provider to consumers, businesses and institutions. In her position, she is responsible for leading HP’s global alliance efforts, including the development of strategic plans for each alliance and the operationalization of each plan through business planning and execution. Pachera is also responsible for providing a foundation and a context for informed decision-making around technology investments, long-term product directions, and strategic partnerships.

     “Vikki Pachera’s many contacts in the global technology industry, along with her substantial experience in business development and technology strategic planning will be invaluable to LodgeNet as we continue to develop and expand our business,” said Scott C. Petersen, Chairman, President and CEO of LodgeNet. “We are extremely pleased to welcome Vikki to our board and look forward to her many contributions to the Company.”

     Pachera has more than 20 years of high-technology experience in hardware and software product development, operations, business development and services. During this time, she has been associated with Compaq Computer Corporation, Cadence Design Systems, Apple Computer and IBM.

     Pachera holds a bachelor of science degree from Michigan State University and a master’s degree in business administration from Santa Clara University. She is active in community and environmental affairs, and also participates on the boards of non-profit organizations.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is one of the world’s largest providers of interactive television and broadband solutions to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 5,900 hotel properties worldwide. LodgeNet estimates that during 2004 approximately 275 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

# # #